Exhibit (10).



April 29, 2005

Bernard Masson
(address intentionally omitted)


Re:  Amendment to Letter Agreement

Dear Bernard:

By way of a letter agreement dated August 13, 2003 (the "Agreement"), Eastman Kodak Company ("Kodak") and you agreed to certain terms regarding your employment. The purpose of this letter, which will become an agreement once both you and Kodak sign it, is to amend the Agreement as set forth herein. In particular, the Agreement is being amended to provide you with enhanced retirement benefits, and to change the payment terms of your severance benefit as a result of recent changes to the Internal Revenue Code. Any defined term used in this letter agreement, unless otherwise defined herein, will have the same meaning as that ascribed to it under the Agreement.

1.Retirement Benefits

  A. Enhanced Retirement Benefit. In addition to any benefit you may be eligible for under the Agreement, you will also be eligible for an enhanced retirement benefit. More specifically, Kodak will establish a phantom cash balance account on your behalf. Subject to your satisfaction of the terms of this letter agreement and the Agreement, including but not limited to Subsection (B) below, Kodak will, for up to a maximum of five (5) years, credit this account by $200,000 each year, beginning on June 1, 2005 and continuing on each succeeding June 1 until June 1, 2009. Thus, the maximum amount Kodak will credit to this account is $1,000,000. By way of example, assuming you remain continuously employed by Kodak until June 1, 2009, your account balance will be credited by $1,000,000. Any amounts credited to this account will earn interest at the same interest rate that amounts accrue interest under the cash balance benefit of the Kodak Retirement Income Plan ("KRIP").

  B. Continuous Employment. In order to receive any of the amounts, including interest, credited to your phantom cash balance account, you must remain continuously employed by Kodak until at least June 1, 2008. Thus, except as provided in Subsection (C) below, if your employment terminates for any reason, whether voluntarily or involuntarily, on or prior to June 1, 2008, you will forfeit all of the amounts, including interest, credited to your phantom cash balance account.

  C. Termination. Notwithstanding Subsection (B) above, (i) if Kodak terminates your employment at any time for reasons other than Cause, (ii) if your employment terminates at any time by reason of death or Disability, or (iii) if you voluntarily terminate your employment after June 1, 2008, you will be entitled to receive the then current balance, including interest, in your phantom cash balance account, if any.

  D. Payment. The amount of the enhanced retirement benefit, if any, payable to you under Subsection (A) will: (i) be paid in a lump sum within 2 weeks after the date that is 6 months after the date of your separation from service (within the meaning of Internal Revenue Code Section 409A); (ii) not be funded in any manner; (iii) be included in your gross income as ordinary income, subject to all income and payroll tax withholding required to be made under all applicable laws; and (iv) not be grossed up or be given any other special tax treatment by Kodak. In the event of your death, any amount remaining in your cash balance account will be paid to your estate.

  E. Employee Benefit Plan. To the extent the terms of this enhanced retirement benefit constitute an "employee benefit plan" under Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), the Senior Vice President, Eastman Kodak Company and Director, Human Resources will be the plan administrator of the plan. The plan administrator will have total and exclusive responsibility to control, operate, manage and administer the plan in accordance with its terms and all the authority that may be necessary or helpful to enable him/her to discharge his/her responsibilities with respect to the plan. Without limiting the generality of the preceding sentence, the plan administrator shall have the exclusive right to: interpret the plan, decide all questions concerning eligibility for and the amount of benefits payable under the plan, construe any ambiguous provision of the plan, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of the plan. The plan administrator will have full discretionary authority in all matters related to the discharge of his/her responsibilities and the exercise of his/her authority under the plan, including, without limitation, his/her construction of the terms of the plan and his/her determination of eligibility for benefits under the plan. It is the intent of the plan, as well as both parties hereto, that the decisions of the plan administrator and his/her action with respect to the plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the plan and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

2.Severance Benefits.

The last sentence of the first paragraph of Section 8.A. of the Agreement is hereby amended in its entirety to read as follows:

The severance allowance will be paid in equal consecutive monthly payments over the twelve (12) month period commencing on the six-month anniversary of the date of your termination of employment.

3.Section 409A of the Internal Revenue Code.

The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak's rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

4.Terms of Agreement

All of the terms of the Agreement, to the extent that they are not inconsistent with this letter agreement, will remain in full force and effect, without amendment or modification.

                          *   *   *

You agree that this letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have with Kodak concerning the subject matter hereof; except, however, this letter does not in any way supersede or replace your Eastman Kodak Company Executive Employee's Agreement, which remains in full force and effect.

You agree to keep the content and existence of this letter agreement confidential except that you may review it with your financial advisor, attorney, and/or spouse. Upon such a disclosure, however, you agree to advise the recipient of the confidential nature of this letter agreement and the facts giving rise to it as well as the recipient's obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law.

Please also keep in mind that, regardless of any provision contained in this letter agreement to the contrary, your employment at Kodak is "at will." That is, you are free to terminate your employment at any time, for any reason, and Kodak is free to do the same.




Your signature below means that you accept the terms and conditions set forth in this letter agreement.

If you find the foregoing acceptable, please sign your name on the signature line provided below and return the original signed copy of this letter agreement directly to my attention. Thank you.


                         Very truly yours,


                         /s/ Robert L. Berman

                         Robert L. Berman
                         Director, Human Resources and
                         Senior Vice President


I accept the terms and conditions of this letter agreement.



Signed:   /s/ Bernard Masson
        ----------------------
           Bernard Masson


Dated:      May 5, 2005